SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

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VALIC Company II

(formerly known as North American Funds Variable Product Series II)

(Name of Registrant as Specified in Its Charter)

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VALIC Company II

(previously known as North American Funds Variable Product Series II)

February 19, 2002

Dear Participant:

Thank you for choosing to invest with us. As you know from the recent proxy statement(s) mailed to you, American General Corporation and its subsidiaries, including The Variable Annuity Life Insurance Company ("VALIC"), the adviser to VALIC Company II, were acquired by American International Group, Inc. on August 29, 2001. This acquisition automatically terminated the investment advisory and sub-advisory agreements for the Funds, causing VALIC to begin a thorough review of Fund offerings and sub-advisers. Further, due to new federal laws concerning mutual fund names, VALIC reviewed each Fund's investment objective and strategy to ensure compliance with the new federal laws.

As a result of this review, VALIC recommended, and the VALIC Company II Board of Trustees approved, a portfolio sub-adviser change for the Small Cap Value Fund, formerly known as North American - Small Cap Value Fund. Effective January 1, 2002, Banc One Investment Advisors Corporation ("Banc One") is the new sub-adviser for the Small Cap Value Fund. Prior to January 1, 2002, Fiduciary Management Associates, Inc. ("FMA")activelyapproximately 50% of the portfolio managed a portion and VALIC passively managed approximately 50%a portion of the portfolio forof the Small Cap Value Fund. In addition, the Small Cap Value Fund's investment strategy has changed, as discussed in the attached Information Statement. We are sending this information statement to you because our records show the Small Cap Value Fund as one of your variable annuity investment options as of January 2, 2002.

Please feel free to call us at 1-800-448-2542 should you have any questions on the enclosed information statement. We thank you for your continued support and investments.

Sincerely,

/s/ Robert P. Condon

Robert P. Condon

President

VALIC Company II

Information Statement

VALIC Company II

(previously known as North American Funds Variable Product II)

SMALL CAP VALUE Fund

2929 Allen Parkway

Houston, Texas 77019

Introduction

This information statement relates to the sub-adviser (portfolio manager) for the Small Cap Value Fund, formerly known as North American--Small Cap Value Fund (the "Fund") of VALIC Company II ("VC II"). The sub-adviser from the Fund's inception on September 21, 1998 through December 31, 2001 was Fiduciary Management Associates, Inc. ("FMA"). Prior to January 1, 2002, FMA actively sub-advised approximately 50% of the portfolio and The Variable Annuity Life Insurance Company ("VALIC" or the "Adviser") passively managed approximately 50% of the portfolio for the Small Cap Value Fund. As a result of the acquisition of American General Corporation ("American General") and its subsidiaries, including VALIC, the adviser to VC II, VALIC by American International Group, Inc. ("AIG"), , on August 29, 2001, VALIC reviewed the Fund's sub-adviser and the overall relationship with the sub-adviser.

Based on its review, VALIC recommended to the Fund's Board of Trustees (the "Board") that Banc One Investment Advisors Corporation ("Banc One") should become the Fund's new sub-adviser for the entire portfolio. This sub-advisory change was approved by the Board on October 23, 2001. The Board also approved a new Investment Sub-Advisory Agreement (the "Banc One Sub-Advisory Agreement") for the Fund, VALIC and Banc One. The Banc One Sub-Advisory Agreement is the same in all respects to the FMA Investment Sub-Advisory Agreement (the "FMA Sub-Advisory Agreement"), dated August 29, 2001, in effect between VALIC and FMA, except for the name of sub-adviser, effective date and term.

The Fund has received an exemptive order from the Securities and Exchange Commission ("SEC") which allows VALIC, subject to certain conditions, to select new sub-advisers or replace existing sub-advisers without first obtaining shareholder approval of the change. The Board, including a majority of those trustees who are not parties to a sub-advisory agreement or interested persons of any such party ("Independent Trustees"), as defined by the Investment Company Act of 1940, as amended, (the "1940 Act"), must first approve each Sub-Advisory Agreement. This allows VALIC to act more quickly to change sub-advisers when it determines that a change is beneficial to shareholders. Within 90 days of such a change, the Fund will provide information to shareholders about the new sub-adviser and its agreement. This information statement is being provided to you to satisfy this requirement. This statement is being mailed on or about February 19, 2002[insert date] to all participants in annuity contracts ("Contract") who chose the Fund as a variable investment option prior to January 2, 2002 (the "Record Date").

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Adviser and its Responsibilities

VALIC is an investment adviser registered with the Securities and Exchange Commission ("SEC"). VALIC is located at 2929 Allen Parkway, Houston, Texas 77019. It is engaged in the business of rendering investment advisory and management services to various investment companies. VC II has contracted with VALIC to furnish these services to the Fund and VALIC is paid an annual management fee, based on the Fund's average daily net assets. Accordingly, VALIC provides ongoing management supervision and policy direction to the Fund.

At its own expense, VALIC may designate a sub-adviser to manage the investments of the Fund. The sub-adviser makes investment decisions for the Fund according to the Fund's investment objective and restrictions. Subject to the oversight of VALIC, the sub-adviser evaluates pertinent economic, statistical, financial and other data in order to determine the optimal portfolio holdings to meet the Fund objectives and performance benchmark.

As the Adviser to the Fund, VALIC monitors each sub-adviser and compares Fund performance with relevant market indices and peer groups. VALIC watches for corporate actions and examines each sub-adviser's compliance with VALIC and fund policies. VALIC regularly provides written reports to the Board describing the results of its evaluation and oversight functions. In addition, VALIC looks to develop stronger relationships with fewer investment firms that can ultimately benefit all the fund shareholders through greater marketing and service support. As a result of this extensive evaluation, VALIC recommended that the Board appoint Banc One as the new sub-adviser to the Fund. Banc One supplied its information about its sub-advisory team and its investment philosophy to the Board for review, along with other important documentation.

The Sub-Advisory Agreements

As noted above, the FMA and Banc One Sub-Advisory Agreements are the same in all material respects. FMA and Banc One are hereinafter referred to as the "Sub-Adviser". In each agreement, the Sub-Adviser agrees to provide an investment program for the Fund and is responsible for the investment and reinvestment of the Fund's assets. The Sub-Adviser has broad latitude in selecting securities for the Fund, subject to VALIC's oversight. The Sub-Adviser may place trades through brokers of its choosing and will take into consideration the quality of the brokers' services and execution, as well as services such as research and providing equipment or paying any Fund expenses, in setting the amount of commissions paid to a broker. For these services, VALIC pays a sub-advisory fee, based on the average daily net assets of the Fund, consisting of a monthly fee computed at the annual rate of 0.50% for the first $50 million and 0.40% over $50 million. The sub-advisory fee rates are the same under both the FMA and the Banc One Sub-Advisory Agreements.

Both Sub-Advisory Agreements provide that the Sub-Adviser shall not be subject to liability to VALIC, the Fund, or to any shareholder of the Fund for any act or omission in rendering services under the Sub-Advisory Agreement, or for any losses sustained in the purchase, holding, or sale of any portfolio security, as long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Adviser's obligations or duties. Each Sub-Advisory Agreement provides for automatic termination unless at least annually, its continuance is approved by (i) the Board or the affirmative vote of the holders of a majority of the outstanding shares of the Fund, and (ii) the Independent Trustees. Each Sub-Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, VALIC, or the holders of a majority of the outstanding shares of the Fund, upon 30 to 60 days written notice. If you would like a copy of the Banc One Sub-Advisory Agreement, please write to Nori L. Gabert, Esq., Vice President and Secretary of VALIC Company II, 2929 Allen Parkway, Houston, Texas 77019.

Effective and Termination Dates: The FMA Sub-Advisory Agreement was executed on August 29, 2001, upon the acquisition of American General by AIG. The FMA Sub-Advisory Agreement had an initial two-year term, subject to annual review thereafter. The Banc One Sub-Advisory Agreement was unanimously approved by the Board, including a majority of the Independent Trustees, on October 23, 2001. The effective date was January 1, 2002, and the Agreement will be reviewed again in 2003.

Board Considerations

In connection with its review and approval of the Banc One Sub-Advisory Agreement, the Board reviewed materials furnished regarding Banc One and its sub-advisory responsibilities, including information on the investment fees and performance of the Fund and a comparative peer group. The Board also received sales and redemption data and VALIC's general economic outlook. The Board reviewed information regarding the investment processes of Banc One and considered the historical performance it achieved in connection with similar funds. the future direction and ownership of FMA was uncertain. FMA is an affiliate of United Asset Management, which has been purchased by Old Mutual, plc, a South African insurance company. The Board was informed that it was VALIC's understanding that FMA will not be part of the new fund family being built by Old Mutual and is currently exploring its corporate future. The Board was informed that this ownership/management uncertainty creates a diversion of portfolio management's time that concerns VALIC. Furthermore, the Board considered the performance of the Fund, noting that for the past year it has lagged its benchmark.

The Board reviewed the duties of the Sub-Adviser, including the formulation and implementation of investment programs, the evaluation of Fund investments, and the use of soft dollars and directed brokerage (see below), and relationship management. The Board was also informed about the resources devoted to compliance management and the non-investment management services provided. The Board determined that the sub-advisory fees are fair and reasonable in light of the services to be provided and concluded that the Banc One Sub-Advisory are in the best interests of the Fund and its shareholders. In reviewing the proposed change in Sub-Adviser, the Board considered these factors, among others, as discussed below.

In connection with its approval of the Banc One Sub-Advisory Agreement, the Board considered that the recommendation did not involve any changes in the overall form of the sub-advisory contract or any of the Fund's objectives or policies, and observed that the fees remained the same. As part of their deliberations, the Board took into account the following, among other factors: the nature and quality of the services provided or reasonably anticipated to be provided and the results achieved or reasonably anticipated to be achieved by Banc One; the amount and structure of investment sub-advisers' fees generally and the fees payable under the Banc One Sub-Advisory Agreement; the management, personnel and operations of Banc One; and the commitment of Banc One to the financial services industry. Pursuant to new federal laws, Banc One's investment strategy is to invest, under normal circumstances, at least 80% of net assets in the equity securities of small capitalization companies.

The Board also considered that the terms of the Banc One Sub-Advisory Agreement are the same in all material respects as those of the FMA Sub-Advisory Agreement. The Board, including all of the Independent Trustees, determined that the terms of the Banc One Sub-Advisory Agreement are fair and reasonable and that the approval of the Banc One Sub-Advisory Agreement is necessary and in the best interests of the Fund, on behalf of its shareholders, to ensure the continued receipt of the same quality of services as is currently provided.

Information about Banc One

Banc One has served as investment adviser to other mutual funds and individual corporate, charitable and retirement accounts. As of September 31, 2001, Banc One, an indirect wholly owned subsidiary of Bank One Corporation, managed approximately $131 billion in assets.

Banc One is the investment adviser for other mutual funds which have an investment objective similar to the Fund. The name of each such fund, together with information concerning the fund's assets, the annual fees paid and the waiver or reimbursement percentage (as a percentage of average net assets) to Banc One for its services, are set forth below.
Fund Name	Assets as of 12/31/01	Fee Rate*
One Group Small Cap Value Fund	$536,465,000	0.74%

____________________________

* No advisory fees have been waived or reimbursed.

Banc One is not affiliated with VALIC. No Trustee of VC II has owned any securities, or has had any material interest in, or material interest in a material transaction with Banc One or its affiliates since the beginning of the Fund's most recent fiscal year.

The following chart lists the principal executive officer and directors of Banc One and their principal occupations, if different from their positions with Banc One. The business address of each person is 1111 Polaris Parkway, Columbus, Ohio 43271-0211.
Name	Position with Banc One and Principal Occupation
David J. Kundert	Chairman and Chief Executive Officer, Banc One Investment Advisors Corporation; Executive Vice President, Bank One Corporation.
Peter W. Atwater	Director, Banc One Investment Advisors Corporation; President and Chief Executive Officer, Bank One Private Client Services.
Mark A. Beeson

Director, Banc One Investment Advisors Corporation; Chief Financial Officer, Banc One Investment Management Group; President, One Group Administrative Services, Inc.; President, One Group Dealer Services, Inc

Gary Madich	Director, Banc One Investment Advisors Corporation; Senior Managing Director - Fixed Income Investments, Banc One Investment Advisors Corporation
Richard Jandrain John Abunassar

Director, Banc One Investment Advisors Corporation; Senior Managing Director - Equity Investments, Banc One Investment Advisors Corporation

Director, Banc One Investment Advisors Corporation; Senior Managing Director - Institutional Sales and Service, Banc One Investment Advisors Corporation

Brokerage Selection Practices

VALIC has provided information to the Board about its brokerage selection practices, including soft dollars, directed brokerage, and transactions with affiliated brokers. These are important practices to evaluate when deciding to hire or continue a contract with a sub-adviser, and are subject to extensive regulation under the federal securities laws. VALIC reviewed these practices and evaluated any conflicts of interest inherent in the Sub-Adviser's policies and practices. Soft dollars: The term "soft dollars" is often used to describe that part of the basic trade commission which exceeds the lowest rate available from other broker-dealers and which is used by the adviser to obtain research and other services from broker-dealers. Soft dollars have not been used to offset expenses of the Fund. Directed brokerage: A directed brokerage agreement includes those arrangements under which products or services (other than execution of securities transactions), expense reimbursements, or commissions are recaptured for a client from or through a broker-dealer, in exchange for directing the client's brokerage transactions to that broker-dealer. The Board has determined that a directed brokerage arrangement with State Street Brokerage, Lynch Jones and Ryan, and/or any other comparable broker-dealer is in the best interest of each Fund and its shareholders and therefore has conveyed the information to the Sub-Adviser. A Fund may participate in directed brokerage arrangements, provided the portfolio manager can still obtain the best price and execution for trades. Directed brokerage arrangements are generally subject to a maximum of 20% of a Fund's eligible commissions. Thus, a Fund may benefit from the products, services or recaptured commissions obtained through the directed brokerage arrangement, although there may be other transaction costs, greater spreads, or less favorable net prices on transactions. As long as the trader executing the transaction for a Fund indicates that this is a directed brokerage transaction, the Fund will get a percentage of commissions paid on either domestic trades or international trades credited back to the Fund. These credits are in hard dollars and could be used to offset the Fund's custody expenses or to pay other Fund expenses (excluding expenses payable to affiliates). By entering into a brokerage/service arrangement, a Fund can reduce expenses reported to shareholders in its statement of operations, fee table and expense ratio and can increase its reported yield. Any such transactions will be disclosed in the registration statement for the Funds. Transactions with affiliated brokers: Although Banc Onedoes not typically participate in transactions with affiliated brokers. There is no affiliation between CSAM or any person affiliated with CSAM or the Fund and any broker-dealer that may execute a transaction for the Fund, Banc One does not execute fund transactions through such brokers.

Other Service Agreements

VC II has service agreements with VALIC, or an affiliate, to provide accounting and administrative services to the Fund and to provide transfer agent services. Transfer agent services also include shareholder servicing and dividend disbursements. For the fiscal year ended August 31, 2001, the Fund paid VALIC the following amounts pursuant to such agreements: $8,312 for accounting fees, $39,716 for administrative services fees and $154 for transfer agency fees.

ANNUAL REPORTS

Copies of the most recent Annual Report may be obtained without charge if you:

  write to:

VALIC Company II

2929 Allen Parkway

Houston, Texas 77019

  call (800) 448-2542

  access the Report through the Internet at www.valic.com

SHAREHOLDER PROPOSALS

The Fund is not required to hold annual shareholder meetings. Shareholders who would like to submit Proposals for consideration at future shareholder meetings should send written Proposals to Nori L. Gabert, Esq., Vice President and Secretary of VALIC Company II, 2929 Allen Parkway, A36-02, Houston, Texas 77019.

OWNERSHIP OF SHARES

As of the Record Date, there were 2,757,587 shares of the Fund outstanding. All shares of the Fund are owned by VALIC Separate Account A. To VALIC's knowledge, no person owns a Contract or interests therein for more than 5% of the outstanding shares of the Fund. The Trustees and officers of VALIC Company II and members of their families as a group, beneficially owned less than 1% of the common stock of the Fund, as of August 31, 2001the Record Date

Legal Proceedings

There are no material legal proceedings to which the Fund is a party.